As filed with the Securities and Exchange Commission on February 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IT TECH PACKAGING, INC.

(Exact name of registrant as specified in its charter)

Nevada	6141	20-4158835
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Science Park, Juli Rd,
Xushui District, Baoding City
Hebei Province, The People’s
Republic of China 072550

011 - (86) 312-8698215
011 - (86) 312-8698215 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
2215-B Renaissance Dr.
Las Vegas, NV 89119
1-800-927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mitchell S. Nussbaum Angela M. Dowd Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-223160

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)		Amount of Registration Fee
Common Stock, $0.001 par value per share	$
Debt Securities		-	-
Warrants (3)		-	-
Subscription Rights		-	-
Units		-	-
Total		$5,489,600	$598.92	(4)

(1)	The registrant previously registered an aggregate of $30,000,000 of securities on the Registration Statement on Form S-3, Registration No. 333-223160 (the “Initial Registration Statement”). Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the amount of securities being registered hereunder represents no more than 20% of the securities registered on the Initial Registration Statement that remain unsold as of the date hereof.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(3)	In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(4)	A filing fee of $598.92 is paid herewith. Calculated pursuant to Rule 457(o) under the Securities Act. The registrant previously registered an aggregate of $30,000,000 of securities on the Initial Registration Statement, for which a filing fee of $3,735.00 was previously paid.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement is being filed by IT Tech Packaging, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to Rule 462(b), the Company hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (File No. 333-223160), which was declared effective by the Securities and Exchange Commission (“SEC”) on June 19, 2018 (the “Initial Registration Statement”), including each of the documents filed by the Company with the SEC and incorporated or deemed to be incorporated by reference therein and all exhibits thereto. As of the date hereof, $27,448,000 of securities registered pursuant to the Initial Registration Statement remained unsold.

In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the securities registered and unsold as of the date hereof under the Initial Registration Statement are being registered. This Registration Statement is being filed with respect to the registration of an additional $5,489,600 aggregate maximum amount of securities, all of which are described in the prospectus and the related prospectus supplement constituting a part of the Initial Registration Statement.

The required opinions of counsel and related consent and accountant’s consent are attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

All exhibits filed or incorporated by reference in the Registrant’s Registration Statement on Form S-3, as amended (File No. 333-223160), are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

5.1	Opinion of Loeb & Loeb LLP.

23.1	Consent of Consent of WWC, P.C., Certified Public Accountants

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baoding City, Hebei Province, People’s Republic of China, on the 24th day of February, 2021.

IT TECH PACKAGING, INC.

By:	/s/ Zhenyong Liu
Zhenyong Liu
Chief Executive Officer

By:	/s/ Jing Hao
Jing Hao
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Zhenyong Liu	Chief Executive Officer and Chairman of the Board	February 24, 2021
Zhenyong Liu	(Principal Executive Officer)

/s/ Jing Hao	Chief Financial Officer (Principal Financial Officer	February 24, 2021
Jing Hao	and Principal Accounting Officer)

*	Director	February 24, 2021
Marco Ku Hon Wai

*	Director	February 24, 2021
Wenbing Christopher Wang

*	Director	February 24, 2021
Fuzeng Liu

*	Director	February 24, 2021
Lusha Niu

* By:	/s/ Zhenyong Liu
Zhenyong Liu Attorney-in-fact

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